Exhibit 10.22

CHANGE IN CONTROL ADDENDUM

(Amended and Restated February 28, 2023)

DEFINITIONS

Annual Bonus	The cash bonus payable to Employee pursuant to a formal or informal Company annual bonus plan or individual bonus arrangement on a calendar year basis.
Base Salary	Employee’s annual base salary as in effect from time to time.
Change in Control

The sale or disposition by the Company of substantially all of the assets of Myers Tire Supply. For purposes of this Agreement, a “Change in Control” will be deemed to occur on the day of a sale of assets (“CIC Effective Date”).

Good Reason

“Good Reason” means the occurrence of one or more of the following: (i) a material diminution in Employee’s annual base salary; (ii) Employee is no longer Vice President – Distribution or his duties and responsibilities are otherwise materially diminished; or (iii) any change in the geographic location at which the Employee must perform his duties.

Target Bonus	Employee’s Annual Bonus at the target level in effect during the applicable calendar year.
Termination Date	The date of your separation from employment with the Company within 12 months following a Change in Control due to a termination by the Company or your resignation for Good Reason.

CHANGE IN CONTROL PAYMENT

If a Change in Control occurs, Employee will be entitled to the following payments (the “CIC Benefits”) upon the Employee’s Termination Date:

1. One and one-half (1.5) times his Base Salary in effect on the Termination Date, plus one and one-half (1.5) times his Target Bonus.

2. Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

a. all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and

b. all outstanding equity-based compensation awards that vest based on the attainment of performance goals shall become fully vested at the target level and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect.

Within thirty (30) days following the Termination Date, the Company will pay the CIC Benefits.

If applicable, payments will be made in a manner that complies with Section 280g of the Internal Revenue Code and Section 409A.

/s/ Michael McGaugh

Michael McGaugh

Chief Executive Officer

Acknowledged and Accepted:

/s/ Paul Johnson February 28, 2023

(Signature) Paul Johnson Date